Notes to Financial Statements – (Continued)

June 30, 2006

(Unaudited)

NOTE 6 - MATTERS SUBMITTED TO A VOTE OF SHAREHOLDERS

A special meeting of shareholders was held on April 21, 2006. The number of votes necessary to conduct the meeting and approve proposals #1 and #2 was obtained. The number of votes necessary to approve Proposal #3 was not obtained. The results of the votes of shareholders are listed below by proposal.

	For	Against
PROPOSAL 1
Election of Directors

Norman B. Williamson	24,598,378	626,081
F. Otis Booth, Jr.	24,613,743	610,716
Lawrence P. McNamee	24,613,241	611,218
Larry Harris	24,617,917	606,542
Steven Kearsley	24,616,060	608,399

	For	Against	Abstained
PROPOSAL 2
To approve the investment advisory and sub-advisory contract between Clipper Fund, Inc. and
Davis Selected Advisers, L.P. and Davis Selected Advisers-NY, Inc.,

	17,023,875	396,002	460,849

PROPOSAL 3
To approve the proposed Agreement and Plan of Reorganization and Termination of Clipper
Fund, Inc. (rejected). To be approved, greater than 50% of the outstanding shares (42,568,456)
must vote in favor.

	16,857,385	492,862	530,472